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NEWS RELEASE

Exobox Adds to Management Team

HOUSTON, TEXAS (MAY 27, 2010) –EXOBOX TECHNOLOGIES CORP. (OTCBB: EXBX) announced the addition of two new members to its Executive Team. Norm Smith will be joining as Chief Operating Officer and Michael Wirtz will be re-joining as Chief Financial Officer.
Mr. Smith has over 20 years of experience in building and growing high-tech companies. He has successfully operated in various management roles in public companies ranging in size from $15M to $700M. Smith understands the various growth challenges that Exobox will face as the Company strives to get back on a growth track. His primary focus will be on operational excellence and client service.
Mr. Smith stated, “I am an experienced operations executive who likes to solve problems and build solid companies. I am committed to improving the communications with our shareholders and providing better visibility and transparency to the Company’s operational activities. My first priority over the next several weeks is to build a ninety day plan that can guide all the operational activities of the Company that we can then use to track our progress. This plan will address our Product Roadmap and Development Strategy, Sales and Marketing, Staffing/Hiring, and the Company’s financial targets. Exobox needs to improve its efforts in marketing our existing products, ExoDetect and ExoWatch, while at the same time build our next generation security software. With the support of our existing shareholders and securing additional capital, Exobox has an outstanding opportunity to become the market leader in providing the next-generation of risk management and security software.”
Mr. Wirtz re-joins Exobox with a great deal of prior experience in the financial management of the Company and is excited to be part of our growing Team. He is very committed to the enhanced focus on operational excellence and getting the Company back on a growth track.
CEO Floyd Griffith states he is pleased to have Michael Wirtz return to his former position as Chief Financial Officer and is excited to work with Chief Operating Officer Norm Smith.  “I will now concentrate  primarily on Exobox’s fundraising activities, while Norm and Mike focus on the daily operations of the company.”

About Exobox

Exobox Technologies Corp. develops information risk management and security solutions that help organizations protect and recover their most valuable information assets. It is committed to its vision to create a more secure environment for the information-centric community through the development of new technologies and security services. Exobox is headquartered in Houston, Texas. For more information on Exobox, visit www.exobox.com.

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding and others set forth in the Company's report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission.

Investor Relations
IR@exobox.com